EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Aethlon Medical, Inc. and subsidiary (collectively “the Company”) on Form S-8 (File Nos. 333-182902, 333-168483, 333-168481, 333-164939, 333-160532, 333-145290, 333-127911, 333-114017 and 333-49896), Form S-1 (File Nos. 333-201334 and 333-205832), and Form S-3 (File No. 333-211151) of our report dated June 29, 2016 relating to the audits of the consolidated financial statements of the Company as of March 31, 2016 and 2015 and for each of the years then ended appearing in this Annual Report on Form 10-K for the year ended March 31, 2016.

/s/ Squar Milner LLP (formerly Squar, Milner, Peterson, Miranda & Williamson, LLP)

San Diego, California

June 29, 2016